Exhibit 10.27



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                                                                 APPENDIX C
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                 LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.



                            AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP







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                           ______________, 1995

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           AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                 LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.

    AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of __________, 1995, by and among Lehman Brothers Holdings Inc., a corporation organized under the laws of the State of Delaware, as general partner hereunder (the "General Partner"), the Initial Limited Partner (as described in Section 4.1 hereof) and the persons who have signed this Agreement and have been admitted as additional limited partners hereunder (the "Limited Partners") (the General Partner and the Limited Partners are collectively referred to as the "Partners").


                                 ARTICLE 1

                           CERTAIN DEFINED TERMS

    As used in this Agreement, the following terms shall have the following meanings:

Act                      Delaware Revised Uniform Limited Partnership Act,
                         6 Del. C. Sec.Sec. 17-101 et seq., as amended from time to time and any successor to said act

Affiliate                Any person or entity that controls, is controlled
                         by, or is under common control with, any other person or entity

Agreement                This Amended and Restated Agreement of Limited
                         Partnership, as the same may be amended, modified or supplemented from time to time

Capital Account          As defined in Section 7.1

Capital Commitment       Aggregate amount the Limited Partner has agreed to
                         pay to the Partnership as the purchase price for his or her Units

Capital Contributions    Amounts contributed to the Partnership by the
                         Partners, which do not include any amount invested in the Money Funds

Carrying Value           With respect to any Partnership asset, the asset's
                         adjusted basis for Federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values (as determined by the General
                         Partner), in accordance with the rules set forth in Treasury Regulations Section
                         1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner; or (c) the date of the termination of the Partnership under Section 708(b)(i)(B) of the Code; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines in its sole discretion that such adjustments are necessary or



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                         appropriate to reflect the relative economic
                         interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value

Cause Termination of employment of a Limited Partner by Lehman Brothers due to a material breach by a Limited Partner of his or her employment contract with Lehman Brothers, failure by a Limited Partner to devote substantially all business time exclusively to the performance of his or her employment duties for Lehman Brothers, willful misconduct or material dishonesty, conviction of a felony, serious crime or other crime material to the Limited Partner's employment with Lehman Brothers (or failure to contest prosecution for such a crime), substantial and continuing failure to perform employment duties or obligations satisfactorily, engaging in Detrimental Activity or the violation of regulatory requirements or of policies and practices adopted by Lehman Brothers

Code                     Internal Revenue Code of 1986, as amended

Commitment Period        The period from the date hereof until the earlier
                         of (i) December 31, 1999 or June 30, 2000 (with respect to any proposed investment for which, on or prior to December 31, 1999, the Partnership has entered into a letter of intent, agreement in principle or definitive agreement to invest) and
                         (ii) any date as of which the General Partner has determined in its sole discretion to terminate the obligation of Limited Partners to make Capital
                         Contributions

Competitive Activity     Involvement, at any time between the date of
                         termination of the Limited Partner's employment with Lehman Brothers and June 30, 2000, whether as an employee, proprietor, consultant or otherwise, with any person or entity engaged in any business activity which is materially competitive with any business carried on by Lehman Brothers at such time, as determined in the sole discretion of the General Partner

Cost of Funds Rate       Average daily cost of funds of Lehman Brothers as
                         determined by its Treasurer's Office

Detrimental Activity     (a) Using information that was received by or
                         disclosed to such Limited Partner during his or her employment with Lehman Brothers relating to the business affairs of Lehman Brothers or any of its clients, in breach of his or her undertakings to keep such information confidential or (b) directly or indirectly by any means persuading or attempting to persuade any employee of Lehman
                         Brothers to terminate his or her employment or any customer or client of Lehman Brothers to terminate or curtail its business relationship with Lehman
                         Brothers or to breach any term of any agreement with Lehman Brothers or (c)



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                         any activity deemed to be detrimental to Lehman
                         Brothers, in each case as determined in the sole discretion of the General Partner

Disability               A disability which meets the criteria under both
                         the Lehman Brothers Group Long Term Disability
                         Plan and the Social Security Disability Act

Eligible Investors       Certain key officers, employees, consultants and
                         directors of Lehman Brothers designated by Lehman
                         Brothers in its sole discretion (each such person, an "Eligible Investor"), provided such person (i) had income from his or her employer or employers in excess of $100,000 in 1994 and (ii) has (x) an individual net worth or net worth with his or her spouse that exceeds $1,000,000 or (y) an individual income in excess of $200,000 in each of 1993 and 1994 or joint income with his or her spouse in excess of $300,000 in each of such years and has a reasonable expectation of reaching the same income level in 1995

Fixed Return             Cumulative (but not compound) preferred annual
                         return on the General Partner's aggregate Capital
                         Contributions equal to the Cost of Funds Rate plus
                         0.50% or, if higher, an amount determined by the General Partner with reference to the lowest
                         United States federal rate available for interest on loans then utilized by the Internal Revenue
                         Service in connection with below-market loans

General Partner          Lehman Brothers Holdings Inc., a corporation
                         organized under the laws of the State of Delaware, as general partner of the Partnership

Government Service       Employment with or appointment under any nation or
                         government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government

Initial Limited
 Partner Steven Berkenfeld, as the Initial Limited Partner of the Partnership

Initial Payment          One-quarter (25%) of the amount of the aggregate
                         Capital Commitment represented by the Units subscribed for that is unconditionally due and payable upon execution and delivery of the subscription agreement

Investment Committee     The Investment Committee of Lehman Brothers
                         Holdings Inc.

Lehman Brothers          Lehman Brothers Holdings Inc. and its subsidiaries

Limited Partners         Persons who have signed this Agreement and have
                         been admitted as additional limited partners to the Partnership

Memorandum               Confidential Private Placement Memorandum dated
                         November 1995 relating to the Partnership, as amended or supplemented from time to time




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Money Fund               Lehman Brothers Daily Income Fund, a money market
                         fund sponsored by Lehman Brothers, or an interest bearing deposit account denominated in U.S. dollars at a United States commercial bank

Nonrecourse
  Deductions             As defined in U.S. Treasury Regulations Section
                         1.704-2(b). The amount of Partnership Nonrecourse
                         Deductions for a fiscal year equals the net increase, if any, in the amount of Partnership minimum gain during that fiscal year, determined according to the provisions of U.S. Treasury
                         Regulations Section 1.704-2(c)

Partner Nonrecourse
Debt An amount with respect to each partner nonrecourse debt (as defined in Minimum Gain
                         Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3)

Partner Nonrecourse
Deductions               As defined in U.S. Treasury Regulations Section
                         1.704-2(i)(2)


Partners                 Collectively, the General Partner and the Limited
                         Partners

Partnership              Lehman Brothers Capital Partners III, L.P., the
                         limited partnership formed by the General Partner and the Initial Limited Partner and continued by the General Partner and the parties hereto under the Act in accordance with this Agreement, under the laws of the State of Delaware

Partnership Minimum
Gain                     As defined in Treasury Regulations Section 1.704-
                         2(b)(2) and 1.704-2(d)

Profits and Losses       For each fiscal year or other period, the taxable
                         income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 8.2 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying
                         Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be determined with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Profits and Losses be an amount



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                         which bears the same ratio to such Carrying Value
                         as the federal income tax depreciation,
                         amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in
                         (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items

Representative           Any executor, administrator, trustee, committee,
                         guardian, conservator or representative appointed by a court of competent jurisdiction to act on behalf of a Limited Partner or the Estate of a Limited Partner

Repurchase Notice        Following the termination of a Limited Partner's
                         employment with Lehman Brothers, a writing in which the General Partner will notify such Limited
                         Partner by certified mail (or its equivalent) or via overnight courier of its determination whether to purchase such Limited Partner's Units

Required Investment      As applicable, (i) at any time prior to the date
                         on which the General Partner has received distributions, in cash or in kind, in an amount equal to 75% of its aggregate Capital
                         Contributions plus the Fixed Return (the
                         "Distribution Date"), an amount equal to the amount invested by the Partnership, or (ii) at any time on or after the Distribution Date, an amount equal to three times the amount invested by the Partnership

Retirement               Termination of employment with Lehman Brothers
                         which meets the criteria for retirement under the qualified defined benefit pension plan of Lehman
                         Brothers Holdings Inc. and for the commencement of benefits under such plan, or for the commencement of benefits under any other pension plan in a territory outside the United States which is sponsored by Lehman Brothers, if the Limited
                         Partner is entitled to benefits under such other pension plan

Transfer                 As defined in Section 10.1(a)

Transfer Application     Written and dated notification of a Transfer of
                         all or any portion of the Units of a Limited
                         Partner

Transferring Limited
Partner                  As defined in Section 10.1(c)

Units Units of limited partnership interests in the Partnership



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Unvested Interest        The unvested portion of such Limited Partner's
                         interest in the Partnership, determined in accordance with Section 10.4

Vesting Schedule         The schedule according to which a Limited
                         Partner's interest in the Partnership generally will vest, as set forth in Section 10.4


                                 ARTICLE 2
                   FORMATION, NAME AND PLACE OF BUSINESS;
                PURPOSE AND LIMITATION ON OPERATIONS; TERM;
                        CONVERSION TO CORPORATE FORM

    2.1. Formation. The General Partner and the Initial Limited Partner have formed, and the General Partner and the parties hereto hereby continue, under the Act, a limited partnership for the purposes hereinafter described. In the event that it shall be necessary for the Partnership to exist in or qualify to do business under the laws of any state or states other than, or in addition to, the State of Delaware, the parties hereby agree that the Partnership shall take such action as may be necessary to exist or qualify to do business in any state in which such existence or qualification shall be required, provided that in any such event the Partnership shall at all times continue to be a limited partnership formed under and governed by the provisions of the Act.

    2.2. Name. The name of the Partnership shall be "Lehman Brothers Capital Partners III, L.P." The business of the Partnership may be conducted under any other name deemed necessary or desirable by the General Partner in order to comply with local law.

    2.3. Place of Business. The principal place of business of the Partnership shall be at 3 World Financial Center, New York, New York 10285, and/or at such other place within or without the State of New York as the General Partner hereafter may designate in writing to the Limited Partners.

    2.4. Purpose. The purpose and character of the business of the Partnership is to invest the funds of the Partnership in various investments, seeking substantial capital appreciation. To achieve its investment objective, the Partnership, subject to the limitations described herein, may enter into high risk investment opportunities of all kinds in all markets globally, directly or indirectly, including, without limitation, (i) making investments in connection with merger and acquisition transactions, including leveraged buy-out or liquidation candidates and corporate reorganizations of all types, including buy-outs originated by Lehman Brothers, Affiliates of the General Partner and others, recapitalizations of leveraged buy-outs or other highly leveraged companies and minority investments, (ii) investing in equity and debt securities of all types, whether subordinated or unsubordinated, issued by sovereigns, governments, municipalities, agencies, companies or other issuers, secured or unsecured, rated or unrated, listed or unlisted, or denominated in U.S. dollars or other currencies, (iii) participating in venture capital activities and other special situations, (iv) investing and trading in various derivative instruments, (v) investing in foreign currencies and precious metals, and related derivative instruments,
(vi) participating in classic arbitrage (including, without limitation, convertible securities arbitrage) and risk arbitrage transactions on securities exchanges, including, without limitation, in connection with mergers, acquisitions, sales of assets, exchange offers, cash tender offers, recapitalizations, liquidations and other similar transactions,
(vii) investing in individual real estate and other types of assets or interests therein and entities that hold real estate or other types of assets or interests therein, (viii) investing in joint ventures or directly in pooled investment vehicles or similar entities managed or



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organized by third parties, (ix) investing in work-outs and special situations and (x) making short-term investments in mezzanine equity and debt securities and bridge loans or other short-term instruments.

    2.5. Term. (a) The Partnership shall continue until December 31, 2020, unless the Partnership is dissolved prior to such date or dates pursuant to the provisions of Article 11 hereof or as otherwise provided by operation of law.

    (b) No Limited Partner's death, incapacity or bankruptcy, resignation or retirement from Lehman Brothers or other termination of employment with Lehman Brothers shall result in the dissolution or termination of the Partnership as among the remaining Partners.

    2.6. Conversion to Corporate Form. In the event of changes in the law, regulations or interpretations applicable to the Partnership or its operations or changes in other circumstances which, in the sole judgment of the General Partner, render it desirable or helpful for the business of the Partnership to be conducted in a corporate rather than in a partnership form (including without limitation a limited liability company), the General Partner, without the approval of the Limited Partners, shall have the power to incorporate the Partnership or take such other action as it may deem advisable in light of such changed conditions, including, without limitation, dissolving the Partnership, transferring its assets as an entirety to a successor investment vehicle or causing it to merge with a successor investment vehicle.


                                 ARTICLE 3
             GENERAL PARTNER; RELATIONSHIP WITH LEHMAN BROTHERS

    3.1. General Partner; Management of General Partner. Lehman Brothers Holdings Inc. is the sole general partner of the Partnership. The General Partner will have complete control of the Partnership's business. Such control shall be exercised by Lehman Brothers Holding Inc., in its capacity as general partner of the Partnership, by the appropriate officers of the General Partner or their designees.

    3.2. No Compensation of Officers and Directors; Expenses. (a) No compensation shall be paid by the Partnership to the General Partner or to its officers and directors solely for their services as General Partner and officers and directors thereof, respectively, other than reimbursement for out-of-pocket expenses incurred in the course of conducting the business of the Partnership. The General Partner shall be reimbursed for (i) fees paid to others for Partnership accounting and communication services and
(ii) certain other fees and expenses (including those paid to consultants, attorneys, accountants or other professionals) incurred by it on behalf of the Partnership, including, but not limited to, all fees and expenses of litigation and tax audits of the Partnership and for the outside valuation of securities or property obtained by the Partnership, whether in a merger, sale or otherwise. The General Partner shall not be reimbursed for payroll and other costs of salaried personnel and rent or general office overhead of the General Partner, which will be borne by the General Partner.

    (b) The costs and expenses incurred on behalf of the Partnership with respect to the organization of the Partnership, pre-offering activities and offering activities and the selling of Units including, but not limited to, travel, telephone, postage, legal and accounting expenses, shall be paid by the Partnership. Except as otherwise provided herein to the contrary, the Partnership will bear all other expenses of its operations including fees and expenses of attorneys, accountants and experts, commitment and investment banking fees, and interest and all expenses related to investments or potential investments and to the acquisition, holding and sale or other disposition of investments.



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    3.3. Day-to-Day Operations; Acts of Investment Committee.  The day-to-
day operations of the Partnership, including the identification, review and structuring of, and analysis and recommendations with respect to, proposed investments and realizations will be managed by the Merchant Banking Group of the General Partner. All final investment and realization decisions will be made on behalf of the General Partner, in its capacity as general partner of the Partnership, by members of the Investment Committee. In connection with Partnership matters, the Investment Committee will operate in accordance with its corporate authorization.

    3.4. Services by Lehman Brothers; Charges and Expenses. (a) Investment advisory services for the Partnership will be performed, and brokerage, custody and other administrative and similar services for the Partnership may be performed, by Lehman Brothers, and in connection therewith no charge shall be made to the Partnership for the time of any employee of Lehman Brothers (other than for actual out-of-pocket expenses as set forth in Section 3.2).

    (b) The Partnership may borrow funds from Lehman Brothers in order to provide funds for investments or to expand the funds available for investment, and Lehman Brothers shall be entitled to receive interest on amounts loaned at the prime rate as charged from time to time by a major money center bank or at such other rate as the General Partner determines shall be required to avoid the imputation of interest under the Code. In connection with the investment activities of the Partnership, Lehman Brothers and its Affiliates shall be entitled to receive certain fees, brokerage commissions or other benefits from purchasers, sellers and portfolio companies (including other investment partnerships, funds or pooled investment vehicles) in connection with services rendered to these companies, which fees may be higher or lower than market rates for similar services to third parties.

    3.5. Related Partnerships. The General Partner and any of its Affiliates in the future may serve as the general partner of other partnerships formed for the benefit of employees and directors of Lehman Brothers, which partnerships may have the same or a similar purpose and may invest or propose to invest in the same types of investments as the Partnership. However, during the Commitment Period, Lehman Brothers will not sponsor or manage another employee investment vehicle which has an investment objective substantially similar to that of the Partnership unless at least 50% of the aggregate Capital Commitments have been called. If Lehman Brothers establishes such a vehicle thereafter, the Partnership and such vehicle shall co-invest on a pro rata basis to the extent practicable.


                                 ARTICLE 4
                              LIMITED PARTNERS

    4.1. Initial Limited Partner. (a) The Initial Limited Partner has become such only for the purpose of organizing the Partnership and has contributed $10.00 to the Partnership as a Capital Contribution. Immediately subsequent to the admission of one or more additional Limited Partners, the Initial Limited Partner shall withdraw from the Partnership, the Initial Limited Partner's capital shall be returned and he shall have no other rights or liabilities with respect to the Partnership in his or her capacity as Initial Limited Partner.

    (b) Unless the context otherwise specifically requires, references in this Agreement to the Limited Partners, their capital and their rights and obligations shall not be references to the Initial Limited Partner.



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    4.2. Additional Limited Partners.  The General Partner is authorized to admit additional Limited Partners to the Partnership pursuant to the terms of the Memorandum and this Agreement and upon execution and delivery by each additional Limited Partner of a subscription agreement and such other documents as the General Partner deems necessary or advisable, each in form satisfactory to the General Partner, relating to the Units. The manner of the offering of the Units, the terms and conditions under which subscriptions for such Units will be accepted, and the manner of and conditions to the sale of Units to subscribers therefor will be as provided in this Agreement and in the Memorandum and the various subscription agreements between the Partnership and each Limited Partner, and subject to any provisions of any of them. A person shall be admitted as a Limited Partner on the day his or her admission is reflected on the books and records of the Partnership.

    4.3. List of Limited Partners. The name, residence and business address of each additional Limited Partner and the aggregate amount of such Limited Partner's aggregate Capital Commitment is set forth on Schedule A hereto, as amended from time to time.

    4.4. No Management by Limited Partners. No Limited Partner as such shall take part in the management of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Limited Partners will not participate in any investment decisions made on behalf of the Partnership, although members of the Merchant Banking Group and the Investment Committee may invest in the Partnership if they are Eligible Investors.

    4.5. Limitation on Transfer of Limited Partners' Units. Except as set forth in Article 10 herein, no Limited Partner shall, directly or indirectly, Transfer any Units.


                                 ARTICLE 5
                           LIABILITY OF PARTNERS

    5.1. General Partner. Except as provided in paragraph 11.2(e), the General Partner shall not be required to contribute to the capital of, or lend, the Partnership any funds other than the General Partner's Capital Contribution. Neither the General Partner nor any of its Affiliates shall have any personal liability for the return or repayment of the aggregate Capital Contributions of any Limited Partner.

    5.2. Limited Partners. Except as otherwise provided under Delaware law, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership, except to the extent of such Limited Partner's Capital Commitment, or for the debts or liabilities of any other Partner. No Limited Partner shall be required to lend the Partnership any funds.


                                 ARTICLE 6

             POWERS OF GENERAL PARTNER; PROHIBITED TRANSACTIONS
                AND RESTRICTIONS; DUTIES OF GENERAL PARTNER;
                      INDEMNIFICATION AND CONTRIBUTION

    6.1. Powers. (a) In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the General Partner shall have and may exercise on behalf of the Partnership all powers and rights necessary, proper, convenient or advisable to effectuate and carry out



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the purpose and business of the Partnership. These powers shall include, without limitation, the following powers:

       (i) to borrow money in the name of the Partnership for use in the Partnership business, and, if security is required therefor, to mortgage or subject to any other security device any portion of the assets of the Partnership, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device;

       (ii) to enter into transactions and make investments with or through Affiliates of the General Partner and to participate in investment transactions sponsored, managed or underwritten by Affiliates of the General Partner or in entities as to which Affiliates of the General Partner serve as investment adviser or placement agent;

     (iii) to purchase interests in entities sponsored, managed or underwritten by Affiliates of the General Partner, or in which Affiliates of the General Partner have an interest, including, but not limited to, limited partnership interests in limited partnerships in which such Affiliates serve as general partner;

     (iv) to lend money to the Partnership on commercially reasonable terms;

     (v) prior to making long-term investments or pending cash distributions to the Partners, to make temporary investments of Partnership capital in all types of securities, including, without limitation, short-term United States government and agency securities, certificates of deposit, interest-bearing deposits in United States banks, securities issued by or on behalf of states, municipalities and their instrumentalities, the interest from which is exempt from federal income tax, prime-grade commercial paper, repurchase agreements with respect to any of the foregoing, securities prime-grade commercial paper issued by other investment companies (including unit investment trusts and taxable and tax-exempt money market funds sponsored and/or advised by Affiliates of the General Partner);

     (vi) to enter into contracts (including, without limitation, insurance policies and contracts, of any type and coverage) and make commitments on behalf of the Partnership and, in general, to do and perform everything which may be necessary, advisable, suitable or proper for the conduct of the Partnership's business and for the carrying out of the purposes and objects herein before enumerated, including the delegation to any person or persons of such functions and authority as the General Partner may determine; and

     (vii) to employ attorneys and accountants to represent and audit the books of the Partnership, which attorneys and accountants may also serve as counsel and auditors to the General Partner and any of its Affiliates.

    (b) Any person not a party to this Agreement dealing with the Partnership shall be entitled to rely conclusively upon the power and authority of any officer or director of the General Partner to bind the Partnership in all respects, and to execute agreements, instruments and other writings on behalf of and in the name of the Partnership.

    6.2. Prohibited Transactions. Notwithstanding anything to the contrary contained herein, the following transactions are specifically prohibited to the Partnership:



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       (i)    the Partnership shall not make any loans to the General
              Partner or any of its Affiliates, except that this provision shall not prohibit the Partnership from entering into repurchase agreements with Lehman Brothers;

     (ii) the Partnership shall not sell or lease any property to the General Partner or any of its Affiliates except on terms that are at least as favorable as those obtainable from unaffiliated third parties, except that this provision shall not prohibit any transaction contemplated by Section 10.4 or
              Section 11.2 hereof or any transaction that is permitted by the terms of any partnership agreement or investment contract into which the Partnership may enter in the future by virtue of its investment as a general or limited partner of such partnership, where an Affiliate of the General Partner also acts as general partner of such partnership;

     (iii) the Partnership shall not engage in any transaction with an affiliated person prohibited by the Investment Company Act of 1940, as amended, unless an exemption therefor has been duly obtained;

     (iv) the Partnership shall not issue any debt securities in violation of the Investment Company Act of 1940, as amended, unless an exemption therefor has been duly obtained; and

     (v) the Partnership shall not co-invest with Lehman Brothers or one or more investment partnerships or funds managed by Lehman Brothers unless the following conditions are met:

           (A) in the case of a co-investment with Lehman Brothers or a Lehman Brothers Affiliate, the officers and directors of the General Partner shall have determined that the investment by the affiliated co-investor would not disadvantage the Partnership in making the investment, in maintaining its investment position or in disposing of its position;

           (B) the amount invested by the co-investor shall be at least equal to the Required Investment; and

           (C) the General Partner obtains from the co-investor an undertaking (x) to maintain its investment in an amount at least equal to the Required Investment in the joint investment, (y) to give the General Partner sufficient, but not less than one day's, notice of its intent to dispose of any of its investment in the joint investment, and (z) to refrain from disposing of its investment unless the Partnership has the opportunity to dispose of its investment in the joint investment prior to or concurrently with, and on the same terms as, the co-investor;

           provided, that an investment may be made in an instance in which
           --------
           the amount of the affiliated co-investors' investment is less than the Required Investment if (i) all joint investments by the Partnership, including any investments by a co-investor in an amount less than the Required Investment, will in the aggregate satisfy the undertaking that the amount invested by a co-investor will be at least equal to the Required Investment, (ii) the Partnership will be permitted by the co-investor to determine what portion of the available investment the Partnership wishes to take so that the Partnership would not be required to limit its investment in favor of the co-investor, and (iii) the co-investor undertakes to the

           Partnership that it will abide by the determination of the Partnership as to (x) disposing of the joint investment or (y) exercising any right to vote that may accompany the investment.

    6.3. Restrictions on the Authority of the General Partner. Without the approval of a majority in interest of the Limited Partners, the General Partner shall not have the authority to alter the purpose of the Partnership.

    6.4. Duties. (a) Other than with respect to temporary investments, and after setting aside suitable reserves, the General Partner shall invest the Capital Contributions of the Partners and reinvest the revenues of the Partnership in accordance with the purposes of the Partnership, monitor the investments of the Partnership and manage the related affairs of the Partnership.

    (b) Except as otherwise expressly provided herein, the General Partner shall take all action that may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware, and for the acquisition, holding and disposition, in accordance with the provisions of this Agreement and applicable laws and regulations, of the investments of the Partnership.

    (c) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any United States federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay, from Partnership funds, any taxes payable by the Partnership.

    (d) The General Partner shall be under a fiduciary duty and obligation to conduct the affairs of the Partnership in the best interest (or not opposed to the best interest) of the Partnership, including the safekeeping and use of all Partnership funds and assets (whether or not in the immediate possession or control of the General Partner) for the benefit of the Partnership. The General Partner shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the conduct of the business of the Partnership and in resolving conflicts of interest.

    (e) The General Partner may delegate or assign any action which may be or is required to be taken by the General Partner to any third party, including without limitation, an Affiliate of the General Partner.

    6.5. Exculpation, Indemnification and Contribution. Neither the General Partner, any of its officers, directors, agents or representatives (including any members of the Merchant Banking Group or the Investment Committee) nor any person who controls the General Partner (a "control person") within the meaning of Section 15 of the Securities Act of 1933, as amended, shall be liable to the Partnership or the Limited Partners for any act or failure to act relating in any way to the Partnership, its assets, business or affairs so long as such act or failure to act does not constitute such person's willful misconduct, bad faith or gross negligence or reckless disregard of the duties involved in the conduct of the Partnership or such person's office. The General Partner and its officers, directors, agents, representatives (including members of the Merchant Banking Group and the Investment Committee) and control persons shall be indemnified by the Partnership to the fullest extent permitted by law for any and all losses, claims, damages and expenses arising out of or incurred in connection with any claim, action or demand against the General Partner, the Partnership or any such indemnified person relating to the Partnership, its assets, business or affairs (including, without limitation, attorneys' fees and expenses and any amounts paid in settlement or compromise of any such claim, action or demand); provided, however, that the foregoing indemnification shall not apply if a court of competent jurisdiction makes a final decision that such claim, action or demand resulted directly from such indemnified person's willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Partnership or such person's office.

    6.6. General Partner Loans. Subject to the provisions of Sections 3.4 and 6.2, in the event that the Partnership at any time lacks sufficient funds to meet its financial obligations, the General Partner shall have the right to, but shall not be required to, lend money to the Partnership on terms, including interest rates, that are fair and reasonable to the Partnership (but in no event less than the rate required under United States tax law to avoid compensation income to the Limited Partners) without any approval of the Limited Partners. The General Partner may execute written agreements governing any such loans on behalf of the Partnership.


                                 ARTICLE 7

               CAPITAL CONTRIBUTIONS AND ACCOUNTS; NO FURTHER
         CONTRIBUTIONS REQUIRED; INTEREST; ACCOUNTING AND VALUATION

    7.1. Capital Contributions and Accounts. (a) Subscriptions for Units shall be accepted or rejected by the General Partner as it determines in its sole discretion. Each Unit represents a Capital Commitment of $25,000. The minimum Capital Commitment of each Limited Partner is one Unit ($25,000). Additional whole Units may be purchased up to a maximum Capital Commitment as determined on a case-by-case basis by the General Partner in its sole discretion. The Initial Payment for each unit is unconditionally due and payable upon execution and delivery of the related subscription agreement and shall be deposited by the General Partner in the Money Fund until needed to fund one or more Partnership investments. The balance of the Capital Commitment is due at any time during the Commitment Period upon subsequent call dates to be determined by the General Partner upon 30 days' prior written notice to the Limited Partners. Any Capital Contributions made to the Partnership by a Limited Partner must be paid in cash. The obligation of a Limited Partner to pay the purchase price for such Limited Partner's Units in full shall be limited by the provisions of this paragraph 7.1(a), paragraph 7.1(b) and Section 10.4.

    (b) An investor who does not pay the Initial Payment upon subscription will not be admitted as a Limited Partner. In the event that any Limited Partner fails to pay in full any Capital Contribution as the installment becomes due, the General Partner shall send to the Limited Partner a written notice by certified mail (or its equivalent) or via overnight courier stating that the installment is overdue. If the Limited Partner fails to pay the installment in full within five business days following the General Partner's mailing of the notice, the Limited Partner will be in breach of this Agreement and:

       (i) such Limited Partner's entire interest in any Money Fund, if any, shall be applied in partial satisfaction of such installment;

       (ii) such Limited Partner's entire interest in the Partnership, including the positive balance of its capital account, shall be reduced by one-third (1/3) as liquidated damages;

       (iii) the defaulting Limited Partner shall have no further right or obligation to make future Capital Contributions; and

       (iv) except as required under the Act, any vote, approval or decision by the Limited Partners provided for in this Agreement shall be tabulated or made as though such defaulting Limited Partner were not a Limited Partner.

    The defaulting Limited Partner shall continue to share in allocations of Partnership income, gain, loss, deduction or credit with respect to his or her remaining two-thirds (2/3) interest in the Partnership. The powers conferred upon the General Partner in this Article 7 shall not limit any actions available at law or in equity or by statute that the General Partner may undertake against a defaulting Limited Partner.

    (c) Pending the making of investments for which the Partnership requires capital, installment payments for the purchase price of each Limited Partner's Units will be invested in the Money Fund. Shares in the Money Fund may not be redeemed by Limited Partners, although dividends paid by the Money Fund will be paid to the Limited Partners periodically. The General Partner will redeem Money Fund shares from time to time as needed to fund specific Partnership investments. Amounts remaining in the Money Fund at the end of the Commitment Period that have not been used for Partnership purposes and which the Partnership has not committed for future use shall be distributed to the Limited Partners in proportion to their allocable share of amounts remaining in the Money Fund.

    (d) The General Partner shall contribute to the capital of the Partnership an amount equal to eight times the aggregate amount contributed by the Limited Partners. The General Partner shall make its Capital Contributions in installments by contributing eight times the amounts withdrawn from the Money Fund to make Partnership investments or otherwise to fund Partnership expenses.

    (e) A separate capital account (the "Capital Account") shall be established and maintained for each Partner. The Capital Account of each Partner shall be credited with such Partner's aggregate Capital Contributions, all Profits allocated to such Partner pursuant to Section
8.1 and any items of income or gain which are specially allocated pursuant to Section 8.2; and shall be debited with all Losses allocated to such Partner pursuant to Section 8.1, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 8.2, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised; provided that such adjustment and maintenance does not have a material adverse effect on the economic interests of the Partners. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

    7.2. Further Capital Contributions. No Limited Partner shall be required to purchase additional Units or make any Capital Contribution to the Partnership in excess of such Limited Partner's Capital Commitment. After all Capital Contributions in respect of Capital Commitments have been made and all contributions, including required General Partner contributions, have been invested by the Partnership, if the General Partner determines it to be in the best interests of the Partnership, the Partnership may offer all Limited Partners the opportunity to make additional contributions to the Partnership's capital on a pro rata basis, as determined by the General Partner.

    7.3. Interest. No Limited Partner shall receive interest on amounts credited to such Limited Partner's capital account.

    7.4. Fixed Return to the General Partner. The General Partner shall receive the Fixed Return. The General Partner will determine the amount of the Fixed Return using the Cost of Funds Rate plus 0.50% per annum for the applicable period of time or federal rates, if applicable, when the General Partner, in consultation with counsel, determines doing so to be appropriate. The General Partner's determination of the Fixed Return shall be final and binding on the Partners absent a finding of manifest error.

    7.5. Accounting Periods and Taxable Years. An accounting period and taxable year shall mean the calendar year, except that the last accounting period and taxable year shall mean the period ending with the termination of the Partnership.


                                 ARTICLE 8
                                ALLOCATIONS

    8.1. Allocation of Profits and Losses; Other Allocations. Except as otherwise provided in this Agreement, Profit or Loss of the Partnership for each taxable year shall be allocated annually at the end of the Partnership's fiscal year in the following order and priority:

     (i)      Profits shall be allocated as follows:

         (A) first, if on a cumulative basis the General Partner has had Losses previously allocated to it in excess of Profits previously allocated to it, then to the General Partner to the extent of such excess;

         (B) then, to the General Partner up to an amount equal to the Fixed Return;

         (C) then, if on a cumulative basis the Limited Partners have had Losses previously allocated to them in excess of Profits previously allocated to them, to the Limited Partners to the extent of such excess; and

         (D) thereafter, any remaining Profits shall be allocated 90% to the Limited Partners and 10% to the General Partner.

     (ii)  Losses of the Partnership shall be allocated as follows:

         (A) first, 90% to the Limited Partners and 10% to the General Partner in an amount equal to the excess, if any, of (x) the cumulative Profits previously allocated to the Partners pursuant to clause (i)(D) above over (y) the cumulative Losses previously allocated to the Partners pursuant to this clause (ii)(A);

         (B) then, 100% to the Limited Partners until the Limited Partners' capital accounts are reduced to zero; and

         (C)  thereafter, 100% to the General Partner;

    provided, however, that in no event shall Losses be allocated to the
    --------
   Limited Partners if the effect of such allocation would reduce their capital accounts below zero.

    8.2. Special Allocation Provisions. Notwithstanding anything to the contrary in this Agreement, the following special allocations shall be made:

     (a) Minimum Gain Chargeback. Notwithstanding any other provision in this Article 8, if there is a net decrease in Partnership minimum gain or partner nonrecourse debt minimum gain (determined in accordance with the principles of U.S. Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with U.S. Treasury Regulations Section 1.704-2(f). This Section 8.2(a) is intended to comply with the minimum gain chargeback requirements in such U.S. Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in U.S. Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

     (b) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate the deficit balance in his or her Capital Account created by such adjustments, allocations or distributions as promptly as possible.

     (c) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.2(c) shall be made only if and to the extent that a Limited Partner would have a deficit Capital Account in excess of such amount after all other allocations provided for in this Article 8 have been tentatively made as if Section 8.2(a) and this Section 8.2(c) were not in this Agreement.

     (d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated 10% to the General Partner and 90% among the Limited Partners in accordance with their respective Capital Account balances.

     (e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(j).

     8.3. Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Carrying Value and adjusted basis of such asset.

    8.4. Allocation among Limited Partners, Transfers. (a) Profits and Losses allocated to Limited Partners will be apportioned among each Limited Partner based upon a fraction, the numerator of which is the aggregate Capital Contributions by such Limited Partner (or his or her predecessor in interest) and the denominator of which is the aggregate Capital Contributions of all Limited Partners, taking into account any change in such ratio during the period; provided, however, that for purposes of such calculation the aggregate Capital Contributions of a defaulting Limited Partner shall be deemed to be reduced by one-third (1/3).

    (b) In the event of a permitted Transfer of a Unit or the termination or reduction of a Partner's interest in the Partnership during a taxable year of the Partnership, allocations of income, gain, loss, deductions and credits of the Partnership will be based on an interim closing of the Partnership's books.

    8.5. Tax Elections. The General Partner is hereby authorized and empowered to make on behalf and in the name of the Partnership any election, and to prepare or have prepared, to execute or have executed and to file, on behalf and in the name of the Partnership, any returns, applications and other instruments and documents, under the Code and the regulations thereunder, as in effect from time to time, which the General Partner determines in its sole discretion are desirable or advisable in connection with determining such allocations.


                                 ARTICLE 9
                         DISTRIBUTIONS; WITHDRAWAL

    9.1. General Partner Discretion. Distributions may be made in cash or in kind in the General Partner's sole discretion. The General Partner may in its sole discretion offer Limited Partners the right to elect whether to receive cash or in kind distributions in connection with any distribution and, following any such election, may (but shall not be required to) make a distribution to some Limited Partners in cash and to others in kind. The General Partner shall have no obligation to make cash or non-cash distributions to the Limited Partners prior to termination of the Partnership, and may reinvest the earnings on and proceeds of any of the Partnership's investments in its sole discretion. The General Partner in its sole discretion will determine the aggregate amount of and payment dates for any cash and non-cash distributions to Partners after establishing such reasonable reserves as the General Partner deems appropriate in its sole discretion for working capital, contingencies or other items and for the satisfaction of liabilities (including, without limitation, contingent liabilities and the Fixed Return) as they come due or may come due.

    9.2. Distributions. (a) Distributions from the Partnership shall be made in the following order and priority:

     (i) first, to the Limited Partners to the extent of available cash in an amount equal to 35% of the taxable ordinary income and capital gain allocated to Limited Partners pursuant to clause (i)(D) of paragraph 8.1 by the Partnership for the current taxable year; provided that the General Partner in its sole discretion may adjust the percentage of taxable ordinary income and capital gain distributed to the Limited Partners hereunder to take into account changes in income tax rates applicable to individuals or for any other reason;

   (ii) then to the General Partner until it has received (x) first an amount equal to the Fixed Return and (y) then an amount equal to its aggregate Capital Contributions;

  (iii) then to the Limited Partners until they have received an aggregate amount pursuant to this clause (iii) equal to their aggregate Capital Contributions; and

   (iv) thereafter, to the Limited Partner and the General Partner in accordance with the ratio which each Partner's positive capital account balance bears to the sum of all Partners' positive capital account balances.

    (b) Distributions to Limited Partners will be apportioned among each Limited Partner based upon a fraction, the numerator of which is the aggregate Capital Contributions by such Limited Partner (or his or her predecessor in interest) and the denominator of which is the aggregate Capital Contributions of all Limited Partners, taking into account any change in such ratio during the period; provided, however, that for purposes of such calculation the aggregate Capital Contributions of a defaulting Limited Partner shall be deemed to be reduced by one-third (1/3).

    9.3. Non-Cash Distributions. Whenever possible non-cash distributions, including distributions under paragraph 11.2(c), shall be made pro rata among the Partners in accordance with the terms of Section 9.2. The value of any non-cash assets that are distributed shall be determined by the General Partner in accordance with Section 12.4 hereof.

    9.4. Withholding. The Partnership shall withhold from any amounts otherwise distributable to any Partner the amounts required by law to be withheld for income tax or other purposes; any amounts so withheld shall be treated as having been distributed to such Partner for all purposes of this Agreement.

    9.5. Withdrawal. No Partner shall have the right to withdraw such Partner's Capital Contribution or any part thereof from the Partnership or to receive a return of such Partner's Capital Contribution or any part thereof except upon termination and dissolution of the Partnership, except as may be permitted by the General Partner in its sole discretion.


                                 ARTICLE 10

                  TRANSFERABILITY OF INTERESTS; VESTING;
                         TERMINATION OF EMPLOYMENT

    10.1. Restrictions and Conditions on Transfers of Units. (a) Except for Transfers permitted under Section 10.4, no direct or indirect sale, exchange, transfer, assignment, pledge, creation of a security interest in, or encumbrance on, or other disposition by a Limited Partner of all or any portion of such Limited Partner's Units or any economic interest therein (including without limitation by means of any participation or swap transaction (each, a "Transfer") shall be made except, with the prior written consent of the General Partner (which consent may be withheld in the sole discretion of the General Partner), to a person who is a member of the transferor Limited Partner's immediate family or to the General Partner or any of its Affiliates. Any Units acquired by the General Partner may be transferred to any Eligible Investor, subject to the restrictions contained in Section 10.1(b), provided that the General Partner does not own more than 80% of the Units.

    (b) Any Transfer otherwise permitted under this Article 10 may only be made if:

       (i) such Transfer, when added to the total of all other Transfers of Units within the preceding twelve months, would not result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code;

      (ii) such Transfer would not violate any United States securities laws, or any state securities or "blue sky" laws (including any investor suitability standards) or the laws of any jurisdiction outside the United States applicable to the Partnership or the Units to be Transferred; and

     (iii) such Transfer would not cause the Partnership to lose its status as a partnership for United States federal income tax purposes.

    (c) The General Partner, each Limited Partner, the Partnership and their respective officers, directors, agents and control persons shall be indemnified by a Limited Partner (the "Transferring Limited Partner") to the fullest extent permitted by law for any and all losses, claims, damages and expenses arising out of or reasonably incurred in connection with any claim, action or demand against the General Partner, the Partnership or any such indemnified person relating to the Partnership, its properties, business or affairs (including, without limitation, attorneys' fees and expenses and any amounts paid in settlement or compromise of any such claim, action or demand) against expenses for which the Partnership, the General Partner or such other person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with such action, suit or proceeding and arising out of, relating to, or in connection with, any Transfer of all or any portion of such Transferring Limited Partner's Units, or in connection with the admission of a substituted Limited Partner to the Partnership; provided, however, that the foregoing indemnification shall not apply if a court of competent jurisdiction makes a final decision that such claim, action or demand resulted primarily from such indemnified person's willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Partnership or such person's office.

    (d) Subject to Section 10.4, no Unit may be subdivided into fractional
Units.

    10.2. Assignees. (a) The Partnership shall not recognize for any purpose any purported Transfer of all or any portion of the Units of a Limited Partner unless the provisions of Section 10.1 shall have been complied with and there shall have been filed with the Partnership a Transfer Application, in form satisfactory to the General Partner, executed and acknowledged by both the seller, transferor or assignor and the purchaser, transferee or assignee and such Transfer Application
(i) contains the acceptance by the purchaser, transferee or assignee of all of the terms and provisions of this Agreement, (ii) contains an assumption by the purchaser, transferee or assignee of the obligations of the Transferring Limited Partner to pay any unpaid portion of his or her Capital Commitment, (iii) represents that such Transfer was made in accordance with all applicable laws and regulations and (iv) contains the purchaser's, transferee's or assignee's power of attorney identical to that provided in Section 13.1 and, in addition, appoints the General Partner his or her attorney-in-fact to execute this Agreement on behalf of such purchaser, transferee or assignee. Any Transfer shall be recognized by the Partnership as effective as of the date on which such Transfer Application is filed with the Partnership.

    (b) Any Limited Partner who shall assign all of his or her Units shall not cease to be a Limited Partner unless and until a substituted Limited Partner is admitted in his or her stead.

    (c) A person who is the assignee of all or any portion of the Units of a Limited Partner, but does not become a substituted Limited Partner and desires to make a further assignment of such Units, shall be subject to all the provisions of this Article 10 to the same extent and in the same manner as any Limited Partner desiring to effect a Transfer of his or her Units.

    10.3. Substituted Limited Partners. (a) No Limited Partner shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of all or any portion of such Limited Partner's Units as a Limited Partner in his or her place. Any such purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of Units shall be admitted to the Partnership as a substituted Limited Partner only (i) with the consent of the General Partner, which consent shall be granted or withheld in the sole and absolute discretion of the General Partner and may be arbitrarily withheld, and (ii) by an amendment to Schedule A to this Agreement executed by all necessary parties and recorded, as and to the extent required by law, in the proper records of each jurisdiction in which such recordation is necessary to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partners. The Limited Partners hereby consent to the admission of a substituted Limited Partner whose admission has been consented to by the General Partner. Any such consent by the General Partner and the Limited Partners may be evidenced by the execution by the General Partner of an amendment to this Agreement on its behalf and on behalf of all Limited Partners evidencing the admission of such person as a Limited Partner and the making of any filing required by law.

    (b) To the extent required by law, the General Partner shall file an amended certificate of limited partnership with the appropriate authorities of each state in which the Partnership transacts business for the purpose of adding as substituted Limited Partners all assignees of Units previously approved by the General Partner for admission as substituted Limited Partners and deleting any person who is no longer a Limited Partner or reflecting accurately Capital Contributions of the Limited Partners or to receive any interest thereon.

    (c) No person shall become a substituted Limited Partner until such person shall have delivered a Transfer Application as provided in paragraph 10.2(a) and become a party to this Agreement; provided, however, that for the purpose of allocating profits, losses and distributable cash, a person shall be treated as having become, and as appearing in the records of the Partnership as, a Limited Partner on such date as the Transfer to such person was recognized by the Partnership pursuant to paragraph 10.2(a).

    10.4. Termination of Employment, Death, Disability, Retirement of Limited Partner.

    (a) Generally. If prior to April 1, 1999, a Limited Partner's employment with Lehman Brothers is terminated for any reason (other than termination of employment by Lehman Brothers without Cause or due to such Limited Partner's death, Disability, Retirement or Government Service) or the General Partner determines that a Limited Partner has engaged in Competitive Activity (other than following termination of employment without Cause or due to Government Service) or Detrimental Activity, then the General Partner or its assignee will have the right, exercisable in its sole discretion by written notice sent by certified mail (or its equivalent) or via overnight courier (the "Repurchase Notice") to such Limited Partner (or his or her Representative) within 30 days following such termination of employment or determination, to purchase the unvested portion of such Limited Partner's interest in the Partnership (the "Unvested Interest"), which Unvested Interest shall be determined according to the following schedule (the "Vesting Schedule"):

      IF SUCH TERMINATION OR DETERMINATION OCCURS


                                          PERCENTAGE OF INTEREST    UNVESTED
         ON OR AFTER        BUT PRIOR TO        THAT IS VESTED      INTEREST
      The date of this
          Agreement          April 1, 1996         0%                 100%
        April 1, 1996        April 1, 1997        25%                  75%
        April 1, 1997        April 1, 1998        50%                  50%
        April 1, 1998        April 1, 1999        75%                  25%
        April 1, 1999                            100%                   0%

provided that upon a Limited Partner's termination of employment prior to
--------
April 1, 1999 due to such Limited Partner's death, Disability or Retirement, such Limited Partner's Units will immediately become fully vested and provided, further, that the General Partner shall have authority to accelerate (but not otherwise modify) the Vesting Schedule at any time, for any and all of the Limited Partners, in its sole discretion.

    If the General Partner does not exercise its right to purchase the Unvested Interest, the Unvested Interest will remain subject to, and continue to vest in accordance with, the Vesting Schedule and, if at any time following termination of a Limited Partner's employment the General Partner determines in good faith that such Limited Partner has engaged in any Competitive Activity (other than following termination of employment without Cause or due to Government Service) or Detrimental Activity, whether before or after such termination, the General Partner will promptly notify the Limited Partner of its determination in writing by certified mail (or its equivalent) or via overnight courier and thereafter the General Partner will have the right to purchase the Unvested Interest, if any, as of the date of such determination, upon the same terms and at a purchase price determined in the same manner as described in paragraph (b) hereof and such Limited Partner's right to make additional Capital Contributions in accordance with this Agreement will cease, except as set forth in paragraph (c) below. To the extent a Limited Partner's interest in the Partnership has vested, such Limited Partner will be entitled to continue to share in allocations of Partnership income, gain, loss, expense or deduction.

    The General Partner in its sole discretion may assign all or any part of its right to purchase any Unvested Interest to any of its Affiliates or any Eligible Investor (including, without limitation, any Limited Partner) or, if the General Partner determines a purchase of such interest by the Partnership to be in the best interests of the Partnership, to the Partnership. Units representing any Unvested Interest acquired for the account of the Partnership will be retired.

    (b) Purchase Price of Unvested Interest. The purchase price of the Unvested Interest acquired pursuant to paragraph (a) shall be an amount payable in cash equal to the sum of (i) the aggregate amount of such Limited Partner's Capital Contributions (net of any distributions to such Limited Partner other than distributions pursuant to paragraph 9.2(a)(i)) in respect of such Unvested Interest plus (ii) a rate of return on the amount determined in clause (i) equal to the Cost of Funds Rate to (but not including) the date the Unvested Interest is purchased. The General Partner or its assignee will pay for the Units to be acquired in cash as soon as practicable but in no event later than 30 days following the date of the Repurchase Notice. A Limited Partner whose Unvested Interest is purchased as described above will forfeit the related portion of his or her interest in the Partnership's profits. The determination of the General Partner of the purchase price for the Unvested Interest shall be determined in good faith by the General Partner and shall be final and binding on the Limited Partner.

    (c) Right to Make Further Capital Contributions. A Limited Partner shall not have any obligation to make and shall not have any right or otherwise be permitted to make any additional Capital

Contributions on and after the day on which his or her employment with Lehman Brothers is terminated for any reason (other than termination of employment due to such Limited Partner's death, Disability, Retirement or Government Service) or following any determination that a Limited Partner has engaged in any Competitive Activity (other than following termination of employment without Cause or due to Government Service) or Detrimental Activity, whether or not such Limited Partner's interest has fully vested in accordance with the Vesting Schedule, unless, within 30 days following any such termination of employment or determination, the General Partner sends written notice by certified mail (or its equivalent) or via overnight courier to such Limited Partner offering the opportunity to continue to make such Capital Contributions. If the General Partner does not make such an offer, or if such offer is made but such Limited Partner declines or does not accept such offer within the time specified for acceptance in such notice (which date will not be less than 30 days from the date of such notice (or, if earlier, the date the next Capital Contribution is due)), such Limited Partner will not be permitted to make any further Capital Contributions, and the Partnership will return such Limited Partner's remaining interest in the Money Fund, if any.

    (d) Termination by Lehman Brothers Without Cause. In the case of a termination of a Limited Partner's employment by Lehman Brothers without Cause, (i) the General Partner shall not have the right to purchase such Limited Partner's Unvested Interest as provided in paragraph (a) hereof,
(ii) such Limited Partner's Unvested Interest will remain subject to, and continue to vest in accordance with, the Vesting Schedule and (iii) such Limited Partner's right and obligation to make further Capital Contributions will cease unless the General Partner sends written notice by certified mail (or its equivalent) or via overnight courier to such Limited Partner within 30 days following such termination of employment offering the opportunity to continue to make Capital Contributions and such Limited Partner accepts such offer as described in paragraph (c) hereof. If at any time following any termination of employment by Lehman Brothers without Cause the General Partner determines in good faith that such Limited Partner has engaged in any Detrimental Activity, whether before or after such termination of employment, the General Partner will promptly notify the Limited Partner of its determination and the General Partner will have the right thereafter to purchase such Limited Partner's Unvested Interest, if any, as of the date of such notice in accordance with paragraphs (a) and
(b) hereof and such Limited Partner's right and obligation to make further Capital Contributions, if any, will cease unless the General Partner again determines to offer such Limited Partner the opportunity to continue making Capital Contributions in accordance with paragraph (c) hereof.

    (e) Termination Due to Government Service. Upon a Limited Partner's termination of employment by Lehman Brothers due to such Limited Partner's Government Service, the General Partner shall not have the right to purchase such Limited Partner's Unvested Interest as provided in paragraph
(a) hereof, and such Limited Partner's Unvested Interest will remain subject to, and continue to vest in accordance with, the Vesting Schedule. Except as set forth in the last paragraph of this paragraph (e), such Limited Partner or his or her Representative will have the right (but not the obligation) to continue making Capital Contributions pursuant to this Agreement.

    Promptly following termination of employment due to Government Service, the General Partner will send the Limited Partner or his or her Representative a written notice by certified mail (or its equivalent) or via overnight courier requesting such Limited Partner's election with respect to whether such Limited Partner wishes to continue making Capital Contributions in the future pursuant to this Agreement. If such Limited Partner or his or her Representative, as the case may be, does not elect, by notice to the General Partner within the time specified for acceptance in such notice (which date will not be less than 30 days from the date of the notice (or, if earlier, the date the next Capital Contribution is due)), to continue making Capital Contributions, such Limited Partner or his or her Representative will be deemed to have elected not to exercise such right and will not be permitted to make any further Capital Contributions and the Partnership will return any of such Limited Partner's remaining interest in any Money Fund.

    Notwithstanding anything to the contrary contained in this paragraph
(e), if at any time following such termination of employment due to Government Service the General Partner determines in good faith that such Limited Partner has engaged in any Detrimental Activity, whether before or after such termination of employment, (i) the General Partner will have the right thereafter to purchase such Limited Partner's Unvested Interest, if any, as of such determination date, in accordance with paragraphs (a) and
(b) hereof and (ii) such Limited Partner's right and obligation to make further Capital Contributions, if any, will cease unless the General Partner offers such Limited Partner the opportunity to continue making Capital Contributions in accordance with paragraph (c) hereof.

    (f) Termination Due to Death, Disability or Retirement. Upon a Limited Partner's termination of employment due to such Limited Partner's death, Disability or Retirement, such Limited Partner's Units will immediately become fully vested. Promptly following any termination of employment due to death, Disability or Retirement, the General Partner will send such Limited Partner or his or her Representative a notice by certified mail (or its equivalent) or via overnight courier requesting such Limited Partner's election with respect to whether such Limited Partner wishes to continue making Capital Contributions in the future pursuant to this Agreement. If such Limited Partner or his or her Representative, as the case may be, does not elect, by notice to the General Partner within the time specified for acceptance in such notice (which date will not be less than 30 days from the date of the notice (or, if earlier, the date the next Capital Contribution is due)), to continue making Capital Contributions, such Limited Partner or his or her Representative will be deemed to have elected not to exercise such right and will not be permitted to make any further Capital Contributions and the Partnership will return any of such Limited Partner's remaining interest in any Money Fund.

    (g) Death; Incompetency; Bankruptcy. If a Limited Partner dies or becomes an adjudicated incompetent (or equivalent under the laws of any jurisdiction other than the United States) or bankrupt, as the case may be, then for purposes of this Agreement the Representative shall have all the rights of a Limited Partner for the purpose of settling or managing the Units of such Limited Partner, and such power as such Limited Partner possessed to assign all or any part of such Limited Partner's Units and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted Limited Partner as provided in Section 10.3. If a Limited Partner is required in connection with any Government Service to deposit his or her assets in a blind trust or similar discretionary trust, the trustee of such blind trust shall have all the rights of a Limited Partner for the purpose of settling or managing the Units of such Limited Partner, and such power as the Limited Partner possessed to assign all or any part of the Limited Partner's Units and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted Limited Partner as provided in Section 10.3.

    10.5. Disposition of General Partner's Interest. The General Partner shall not dispose of its interest in the Partnership as a general partner except to an entity controlled by, or affiliated with, Lehman Brothers, executive officers and directors of which are Eligible Investors. No disposition of the General Partner's interest shall be effective, and the General Partner shall not cease to be a general partner of the Partnership, unless and until the transferee thereof is admitted as a general partner of the Partnership and agrees in writing to continue the business of the Partnership with itself as general partner and to be bound by the provisions of this Agreement.

                                 ARTICLE 11

               DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

    11.1. Events Causing Dissolution. The Partnership shall be dissolved upon the expiration of its term as set forth in Section 2.5 hereof, or sooner upon the happening of any of the following events:

    (a) the resignation, withdrawal, dissolution or bankruptcy of the General Partner or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership under the Act; provided that the Partnership shall not be dissolved or required to be wound up upon the happening of such event if (i) at the time of such event there is at least one remaining general partner of the Partnership and such remaining general partner carries on the business of the Partnership or (ii) within 90 days after such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional general partners;

    (b) the insolvency or bankruptcy of the Partnership;

    (c) the sale of all or substantially all of the Partnership's assets other than in the ordinary course of business;

    (d) the conversion of the Partnership to corporate form pursuant to
Section 2.6 hereof; or

    (e) the affirmative vote of a majority in interest of the Limited
Partners.

Dissolution of the Partnership shall be effective on the date on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's certificate of limited partnership has been canceled and the assets of the Partnership have been distributed as provided in Section 11.2.

    11.2. Liquidation. (a) Upon dissolution of the Partnership, its liabilities shall be paid in the order provided herein. The General Partner shall cause Partnership assets to be sold in such manner as the General Partner, in its sole discretion, shall determine. The General Partner may, to the extent permitted by applicable law, purchase from the Partnership any Partnership investments upon which there are significant restrictions or for which another purchaser willing to pay fair market value is not readily obtainable. Payment of the fair market value of any such investment at the time of the transfer determined by the General Partner in accordance with this Section 11.2 shall be deemed fair and reasonable and not a violation of the General Partner's fiduciary duty to the Partnership. Pending sale of Partnership assets, the General Partner shall have the right to continue to operate and otherwise to deal with Partnership assets. In the event that the General Partner has resigned, withdrawn, dissolved or is bankrupt, or has otherwise ceased to be a general partner of the Partnership, the majority in interest of the Limited Partners shall elect a person (the "liquidating trustee") who is hereby authorized to perform the functions of the General Partner in liquidating the assets of the Partnership and in winding up its affairs.

    (b) Profits and losses arising from sales upon liquidation shall be allocated in the manner set forth in Article 8. If, over the term of the partnership, the amounts distributed to the General Partner in respect of the Fixed Return pursuant to Section 9.2(a)(ii)(x) exceed the Profits allocated to the General Partner in respect of the Fixed Return pursuant to
Section 8.1(i)(B), then the amount of such excess shall be treated as a guaranteed payment and the Partners' capital accounts shall be adjusted accordingly.

    (c) Proceeds received upon the liquidation of Partnership assets shall be applied and distributed in the following order:

     (i) to the payment of debts and liabilities of the Partnership (whether by payment or establishment of reasonable reserves), including those to Partners who are creditors, to the extent required by law, in the order of priority as provided by law, and to the payment of the expenses of liquidation;

     (ii) if not paid pursuant to clause 11.2(c)(i), to the payment to the General Partner of the unpaid balance and interest on its loans, if any, to the Partnership;

     (iii) if not paid pursuant to clause 11.2(c)(i), to the payment to the General Partner of the Fixed Return which payment shall be treated as a guaranteed payment to the extent it exceeds profits allocated to the General Partner pursuant to Section 8.1(i)(B);

     (iv) to the payment to the General Partner of its aggregate Capital Contributions;

     (v) to the Partners any cash and non-cash assets pro rata in accordance with their positive capital account balances to the extent thereof (after giving effect to any allocation of profits or losses arising from sales on liquidation); and

     (vi) thereafter 100% to the Limited Partners apportioned among each Limited Partner based upon a fraction, the numerator of which is the aggregate Capital Contributions by such Limited Partner (or his or her predecessor in interest) and the denominator of which is the aggregate Capital Contributions of all Limited Partners, taking into account any change in such ratio during the period; provided, however, that for purposes of such calculation the aggregate Capital Contributions of a defaulting Limited Partner shall be deemed to be reduced by one-third (1/3), and the aggregate Capital Contributions of each other Limited Partner shall be deemed to be increased by such non-defaulting Limited Partner's pro rata interest of such amount.

     Any reserves established by the General Partner or any liquidating trustee pursuant to clause (i) above shall be paid over by the General Partner or the liquidating trustee, as the case may be, to an escrow agent who is not an Affiliate of any Partner, with instructions to discharge any of the liabilities and obligations referred to in such clause (i) and, at the expiration of such period as the General Partner or the liquidating trustee, as the case may be, shall provide, to distribute any balance then remaining in the manner provided in clauses (ii) through (vii) above.

    (d) In the sole discretion of the General Partner, payments in liquidation may be made either in cash or in non-cash assets designated by the General Partner, or partly in cash and partly in non-cash assets. If payment is made in non-cash assets, the value of such assets shall be determined by the General Partner in accordance with Section 12.4 hereof. In the event of any distribution of non-cash assets to any Limited Partner, such Limited Partner agrees, if requested by the General Partner at the time of such distribution, to deliver to the Partnership a letter in form and substance satisfactory to the General Partner, or which may be deemed necessary or desirable by the General Partner, to comply with governmental regulations, including restrictions on the resale of securities.

    (e) In the event that following the final distribution under paragraph 11.2(c) above, the General Partner has a deficit balance in its capital account balance, the General Partner shall contribute cash to the Partnership in an amount equal to the deficit balance.


                                 ARTICLE 12
                       BOOKS AND RECORDS; ACCOUNTING;
                    APPRAISAL; TAX MATTERS AND ELECTIONS

    12.1. Books and Records. The books and records of the Partnership, including information relating to the sale by the General Partner or any of its Affiliates of securities, property, goods or services to the Partnership, and a list of the name, residence or business address and Units of each Limited Partner, shall be maintained by the General Partner at the office of the Partnership or of the General Partner and shall be available for examination there by any Limited Partner or his or her duly authorized Representatives at any and all reasonable times for any purpose reasonably related to the Limited Partner's interest as a limited partner of the Partnership. Any Limited Partner, or his or her duly authorized Representatives, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of the names, residence or business addresses and Units of the Limited Partners. Such information shall be used only for a purpose reasonably related to the Limited Partner's interest as a limited partner of the Partnership. The Partnership may maintain such other books and records and may provide such financial or other statements as the General Partner in its sole discretion deems advisable.

    12.2. Accounting Basis, Fiscal Year. The books and records and the financial statements and reports of the Partnership shall be kept on such basis as the General Partner shall determine. The fiscal year of the Partnership shall be the calendar year.

    12.3. Bank Accounts.  The General Partner shall maintain the
Partnership bank account, and withdrawals shall be made only in the regular course of the Partnership business on such signature or signatures as the General Partner may determine. Temporary investments are deemed activities in the ordinary course of Partnership business.

    12.4. Appraisal. If at any time the value of one or more non-cash assets of the Partnership is required to be determined under this Agreement, the General Partner shall value such assets, taking into account all relevant factors, including without limitation restrictions on transfer, other legal or contractual restrictions and the costs and expenses of disposition of such assets. In the sole discretion of the General Partner, the valuation of any non-cash assets may be made by independent third parties appointed by the General Partner and deemed qualified by the General Partner to render an opinion as to the value of Partnership assets, using such methods and considering such information relating to such assets as such persons may deem appropriate. The valuation of Partnership assets reflected in an appraisal made in good faith by the General Partner or any adviser or consultant retained for such purpose shall be conclusive and binding on the Limited Partners.

    12.5. Reports. Within 90 days after the end of each fiscal year, or as soon as practicable thereafter, the General Partner shall send to each person who was a Limited Partner at any time during the fiscal year then ended (i) a statement (which shall be audited by independent certified public accountants) showing the distributable cash (or assets distributed in kind) distributed in respect of such year; (ii) such tax information as shall be necessary for the preparation by such Limited Partner of his or her United States federal and state income tax returns; (iii) a report of the investment activities of the Partnership during such year; and (iv) financial statements of the Partnership audited by its accountants.

    12.6. Tax Matters and Elections. (a) Each Limited Partner hereby appoints and designates the General Partner as tax matters partner of the Partnership, as such term is defined under the Code, and hereby agrees that any action taken by the General Partner in connection with audits of the Partnership under the Code will be binding upon the Limited Partners. Each Limited Partner further agrees that he or she will not treat any Partnership item on his or her individual income tax return in a manner inconsistent with the treatment of the item on the Partnership's tax return and that he will not act independently with respect to tax audits or tax litigation affecting the Partnership, unless, in either case, previously authorized to do so in writing by the General Partner, which authorization may be withheld in the sole discretion of the General Partner.

    (b) As such tax matters partner, the General Partner may cause the Partnership to make all elections required or permitted to be made by the Partnership under the Code (including an election under Section 754 thereof permitting the adjustment in basis of Partnership assets upon the occurrence of certain events, such as a sale of Units or the death of a Limited Partner) and not otherwise expressly provided for in this Agreement in the manner that the General Partner believes will be most advantageous to individual taxpayers who (i) are married and filing joint United States federal income tax returns and (ii) are not "dealers" for United States federal income tax purposes.


                                 ARTICLE 13
                          MISCELLANEOUS PROVISIONS

    13.1. Appointment of the General Partner as Attorney-in-Fact. (a) Each Limited Partner, by his or her execution of this Agreement (which execution may be by his or her attorney-in-fact pursuant to a power of attorney contained in a subscription agreement or Transfer Application), hereby makes, constitutes and appoints the General Partner, acting by any of its officers or their designees, his or her true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in his or her name, place and stead to make, execute, sign, acknowledge, swear to, record and file, on his or her behalf and on behalf of the Partnership such documents, instruments and conveyances that may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including, without limitation:

     (i) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement including, without limitation, the admission to the Partnership of additional Limited Partners and substituted Limited Partners, and any certificate of cancellation with respect thereto and modifications of Schedule A hereto and all other instruments that the General Partner deems appropriate to reflect a change or modification or amendment of this Agreement, in accordance with this Agreement;

     (ii) all certificates and other instruments deemed advisable by the General Partner to carry out the provisions of this Agreement or to permit the Partnership to become or to continue in the jurisdictions where the Partnership may be doing business as a limited partnership or partnership wherein the Limited Partners have limited liability;

     (iii) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the dissolution and termination of the Partnership;

     (iv) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; and

     (v) all other instruments, documents, undertakings, certificates, agreements or papers which may be required or permitted by law to be filed on behalf of the Partnership.

    (b) The foregoing power of attorney:

     (i) is coupled with an interest, shall be irrevocable, shall not be affected by and shall survive the subsequent death, disability, incapacity or incompetence of each Limited Partner;

     (ii) may be exercised by the General Partner either by signing separately as attorney-in-fact for each Limited Partner or by a single signature of the General Partner acting as attorney-in-fact for all of them or by any other legally acceptable means; and

     (iii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his or her Units; except that, where the assignee of the whole of such Limited Partner's Units has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

    (c) Each Limited Partner shall execute and deliver to the General Partner within five days after receipt of the General Partner's request therefor such further designations, powers-of-attorney and other instruments as the General Partner deems necessary or appropriate to carry out the terms of this Agreement.

    13.2. Amendments of this Agreement. (a) An amendment to this Agreement may be proposed by the General Partner by submitting to all Limited Partners (i) the text of such amendment and (ii) a statement of the purpose of such amendment. Subject to paragraph (c) below, the proposed amendment shall be deemed adopted (A) 30 days after the General Partner submits such notice, unless Limited Partners holding two-thirds of the outstanding Units have, by the end of such notice period, delivered their written disapproval thereof to the General Partner or (B) if earlier, upon the delivery by Limited Partners holding two-thirds of the outstanding Units of their written approval thereof to the General Partner.

    (b) An amendment to this Agreement may be proposed by Limited Partners holding 25% of the outstanding Units. The Limited Partner or Limited Partners proposing such amendment shall submit to the General Partner
(i) the text of such amendment, (ii) a statement of the purpose of such amendment, (iii) an opinion of counsel obtained by the Limited Partner or Partners proposing such amendment to the effect that such amendment is permitted by the Act and the laws of any other jurisdiction where the Partnership is qualified to do business, will not impair the limited liability of the Limited Partners and will not adversely affect the classification of the Partnership as a partnership for United States federal income tax purposes. The General Partner shall, within 20 days after receipt of any proposal under this Section 13.2, give notice to all Limited Partners of such proposed amendment, which notice shall include all items submitted by the Limited Partners with respect to such proposed amendment and a statement of the General Partner with respect to such proposed amendment. Subject to paragraph (c) below, the proposed amendment shall be deemed adopted (A) 30 days after the General Partner submits such notice, unless

Limited Partners holding two-thirds of the outstanding Units have, by the end of such notice period, delivered their written disapproval thereof to the General Partner or (B) if earlier, upon the delivery by Limited Partners holding two-thirds of the outstanding Units of their written approval thereof to the General Partner.

    (c) Notwithstanding any other provision of this Section to the contrary, no amendment may:

     (i) expand the obligations of any Partner under this Agreement or convert the Units of any Limited Partner into the interest of a General Partner or adversely affect the limited liability of any Limited Partner, in each case without the approval of such Partner;

     (ii) amend Section 6.3 or this Section 13.2 without the approval of all Partners; or

     (iii) modify the method provided in Article 8 or 9 of determining and allocating or distributing, as the case may be, profits and losses and distributable cash;

without the approval of the General Partner and Limited Partners holding 75% of the outstanding Units that are adversely affected by such modification.

    (d) Upon the adoption of any amendment to this Agreement, the amended Agreement shall be executed by the General Partner for itself and on behalf of the Limited Partners pursuant to the power of attorney granted in
Section 13.1, and, if such amendment affects the certificate of limited partnership of the Partnership under the Act, or any other filing made in any other state, the General Partner, pursuant to the power of attorney granted in Section 13.1, shall execute and file proper amendments and filings in the State of Delaware and in each jurisdiction in which such action is necessary for the Partnership to conduct business or to preserve the limited liability of the Limited Partners.

    13.3. Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall (to the extent not prohibited by governing law) be determined and settled by arbitration in The City of New York pursuant to the rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.

    13.4. Notices. Except as otherwise specifically provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered or mailed, certified or registered mail, first-class postage paid or via overnight courier or (ii) transmitted via facsimile, if to any Limited Partner, at such Limited Partner's business address, or to such Limited Partner's facsimile number, set forth in the Partnership's records, and if to the Partnership, to the General Partner at the General Partner's address, or to the General Partner's facsimile number, set forth on Schedule A, Attention: Fred Steinberg, or to such other person or address as any Partner shall have last designated by notice to the Partnership, and in the case of a change in address by the General Partner, by notice to the Limited Partners. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or by facsimile and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, or via overnight courier, one business day after mailing, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission, on the date sent provided confirmatory notice is sent by first-class mail, postage prepaid, and (iv) if delivered by hand, on the date of receipt.

    13.5. Binding Provisions. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

    13.6. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

    13.7. Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that not all the parties have signed the same counterpart. The General Partner may execute any document by facsimile signature of a duly authorized officer.

    13.8. Separability of Provisions. If for any reason any provision or provisions hereof that are not material to the purposes or business of the Partnership or the Limited Partners' Units are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

    13.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein.

    13.10. Paragraph Titles. Article, section and paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

    13.11. Waiver of Right of Partition. Each Partner hereby waives its right of partition.

    13.12. Effectiveness. This Agreement shall become effective as of the day and year first above written upon execution hereof by the General Partner and the Initial Limited Partner and, as to each additional Limited Partner, when the prescribed subscription hereto by such party has been accepted by the General Partner.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       GENERAL PARTNER:


                                       LEHMAN BROTHERS HOLDINGS INC.



                                       By:

                                       INITIAL LIMITED PARTNER:


                                       -------------------------------------
                                            Steven Berkenfeld

                                       ADDITIONAL LIMITED PARTNERS:

                                       All Limited Partners now and hereafter
                                       admitted as limited partners of the
                                       Partnership pursuant to powers of
                                       attorney now and hereafter executed in
                                       favor of and delivered to the General
                                       Partner.

                                       By: GENERAL PARTNER, as Attorney-in-Fact:

                                           LEHMAN BROTHERS HOLDINGS INC.


                                           By:
                                                 -------------------------------

                                 SCHEDULE A


GENERAL PARTNER:

Name: Lehman Brothers Holdings Inc.

Registered Office:

c/o Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Business Address:

3 World Financial Center
New York, New York 10285

Capital Contributions:
Initial: $90

INITIAL LIMITED PARTNER:

Name: Steven Berkenfeld

Business Address:

3 World Financial Center
New York, New York 10285

Capital Contribution: $10

                             TABLE OF CONTENTS

                                                                       Page

ARTICLE 1 Certain Defined Terms . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2 Formation, Name and Place of Business;
          Purpose and Limitation on Operations; Term;
          Conversion to Corporate Form  . . . . . . . . . . . . . . . .   6
          2.1. Formation  . . . . . . . . . . . . . . . . . . . . . . .   6
          2.2. Name . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          2.3. Place of Business  . . . . . . . . . . . . . . . . . . .   6
          2.4. Purpose  . . . . . . . . . . . . . . . . . . . . . . . .   6
          2.5. Term . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          2.6. Conversion to Corporate Form . . . . . . . . . . . . . .   7

ARTICLE 3 General Partner; Relationship with Lehman Brothers  . . . . .   7
          3.1. General Partner; Management of General Partner . . . . .   7
          3.2. No Compensation of Officers and Directors;
            Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   7
          3.3. Day-to-Day Operations; Acts of Investment
            Committee . . . . . . . . . . . . . . . . . . . . . . . . .   7
          3.4. Services by Lehman Brothers; Charges and Expenses  . . .   8
          3.5. Related Partnerships . . . . . . . . . . . . . . . . . .   8

ARTICLE 4 Limited Partners  . . . . . . . . . . . . . . . . . . . . . .   8
          4.1. Initial Limited Partner  . . . . . . . . . . . . . . . .   8
          4.2. Additional Limited Partners  . . . . . . . . . . . . . .   8
          4.3. List of Limited Partners . . . . . . . . . . . . . . . .   9
          4.4. No Management by Limited Partners  . . . . . . . . . . .   9
          4.5. Limitation on Transfer of Limited Partners' Units  . . .   9

ARTICLE 5 Liability of Partners . . . . . . . . . . . . . . . . . . . .   9
          5.1. General Partner  . . . . . . . . . . . . . . . . . . . .   9
          5.2. Limited Partners . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 6 Powers of General Partner; Prohibited Transactions
          and Restrictions; Duties of General Partner;
          Indemnification and Contribution  . . . . . . . . . . . . . .   9
          6.1. Powers . . . . . . . . . . . . . . . . . . . . . . . . .   9
          6.2. Prohibited Transactions  . . . . . . . . . . . . . . . .  10
          6.3. Restrictions on the Authority of the General
            Partner . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          6.4. Duties . . . . . . . . . . . . . . . . . . . . . . . . .  12
          6.5. Exculpation, Indemnification and Contribution  . . . . .  12
          6.6. General Partner Loans  . . . . . . . . . . . . . . . . .  13

ARTICLE 7 Capital Contributions and Accounts; No Further
          Contributions Required; Interest; Accounting and Valuation  .  13
          7.1. Capital Contributions and Accounts . . . . . . . . . . .  13
          7.2. Further Capital Contributions  . . . . . . . . . . . . .  14



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



                                                                       Page

          7.3. Interest . . . . . . . . . . . . . . . . . . . . . . . .  14
          7.4. Fixed Return to the General Partner  . . . . . . . . . .  14
          7.5. Accounting Periods and Taxable Years . . . . . . . . . .  15

ARTICLE 8 Allocations . . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.1. Allocation of Profits and Losses; Other
            Allocations . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.2. Special Allocation Provisions  . . . . . . . . . . . . .  15
          8.3. Tax Allocations  . . . . . . . . . . . . . . . . . . . .  16
          8.4. Allocation among Limited Partners, Transfers . . . . . .  16
          8.5. Tax Elections  . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 9 Distributions; Withdrawal . . . . . . . . . . . . . . . . . .  17
          9.1. General Partner Discretion . . . . . . . . . . . . . . .  17
          9.2. Distributions  . . . . . . . . . . . . . . . . . . . . .  17
          9.3. Non-Cash Distributions . . . . . . . . . . . . . . . . .  18
          9.4. Withholding  . . . . . . . . . . . . . . . . . . . . . .  18
          9.5. Withdrawal . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 10  Transferability of Interests; Vesting;
          Termination of Employment . . . . . . . . . . . . . . . . . .  18
          10.1. Restrictions and Conditions on Transfers of
            Units . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          10.2. Assignees . . . . . . . . . . . . . . . . . . . . . . .  19
          10.3. Substituted Limited Partners  . . . . . . . . . . . . .  19
          10.4. Termination of Employment, Death, Disability,
            Retirement of Limited Partner . . . . . . . . . . . . . . .  20
          10.5. Disposition of General Partner's Interest . . . . . . .  23

ARTICLE 11  Dissolution and Liquidation of the Partnership  . . . . . .  23
          11.1. Events Causing Dissolution  . . . . . . . . . . . . . .  23
          11.2. Liquidation . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 12  Books and Records; Accounting;
          Appraisal; Tax Matters and Elections  . . . . . . . . . . . .  25
          12.1. Books and Records . . . . . . . . . . . . . . . . . . .  25
          12.2. Accounting Basis, Fiscal Year . . . . . . . . . . . . .  26
          12.3. Bank Accounts . . . . . . . . . . . . . . . . . . . . .  26
          12.4. Appraisal . . . . . . . . . . . . . . . . . . . . . . .  26
          12.5. Reports . . . . . . . . . . . . . . . . . . . . . . . .  26
          12.6. Tax Matters and Elections . . . . . . . . . . . . . . .  26

ARTICLE 13  Miscellaneous Provisions  . . . . . . . . . . . . . . . . .  27
          13.1. Appointment of the General Partner as Attorney-
            in-Fact . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          13.2. Amendments of this Agreement  . . . . . . . . . . . . .  28
          13.3. Arbitration . . . . . . . . . . . . . . . . . . . . . .  29
          13.4. Notices . . . . . . . . . . . . . . . . . . . . . . . .  29
          13.5. Binding Provisions  . . . . . . . . . . . . . . . . . .  29
          13.6. Applicable Law  . . . . . . . . . . . . . . . . . . . .  29



                                    (ii)

                                                                       Page

          13.7. Counterparts  . . . . . . . . . . . . . . . . . . . . .  29
          13.8. Separability of Provisions  . . . . . . . . . . . . . .  30
          13.9. Entire Agreement  . . . . . . . . . . . . . . . . . . .  30
          13.10. Paragraph Titles . . . . . . . . . . . . . . . . . . .  30
          13.11. Waiver of Right of Partition . . . . . . . . . . . . .  30
          13.12. Effectiveness  . . . . . . . . . . . . . . . . . . . .  30



                                   (iii)